Exhibit 10.68

DEFERRED COMPENSATION AGREEMENT

RECITALS

This Deferred Compensation Agreement (this “Agreement”) is made and entered into as of January 1, 2001, by and between SCPIE Management Company (the “Company”), and Donald P. Newell (“Executive”).

WHEREAS, Executive is the Senior Vice President and General Counsel of the Company and of the Company’s parent company, SCPIE Holdings Inc. (“Holdings”), and shall serve in such business and legal capacity as the Board of Directors of Holdings (the “Board”) shall determine from time to time;

WHEREAS, the Company and Executive have entered into an Employment Arrangement dated October 30, 2000, which became effective January 1, 2001 (the “Employment Arrangement”);

WHEREAS, pursuant to Paragraph 5 of the Employment Arrangement, Executive is entitled to receive certain deferred compensation benefits; and

WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the terms and conditions of the Employment Arrangement relating to the deferred compensation benefits.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Contribution and Interest Credits.

1.1    On the last day of each month during the period beginning on January 1, 2001 and ending on the last day of the month in which Executive’s employment with the Company is terminated (the “Crediting Period”), the Company shall credit an amount equal to Sixteen Thousand Six Hundred and Sixty Seven Dollars ($16,667.00) to an account (the “Account”) in its books and records, which Account shall be maintained for the purpose of providing Executive with deferred compensation benefits, subject to the following terms and conditions. (The amounts credited to the Account under this Section 1.1 are hereinafter referred to as the “Contribution Credits”).

1.2    On April 30, 2001 and quarterly thereafter the Company shall credit the principal balance of the Account with interest at the rate of nine percent (9%) per annum, compounded quarterly, until the Account shall have been fully distributed, as provided below.

2.	Payment of Account.

2.1    The principal balance and accrued interest of the Account (the “Deferred Compensation”) shall be payable to Executive in substantially equal monthly installments beginning on January 31, 2008 and ending on December 31, 2017 (the “Payment Term”); provided, however, that at any time before January 1, 2008 (the “Benefit Commencement Date”), Executive may elect to have the Deferred Compensation payable beginning at a different date or over such different period of time as Executive may irrevocably elect in writing, subject to the approval of the Company’s Board of Directors in its sole and absolute discretion.

2.2    In the event that Executive’s employment by the Company is terminated by reason of Executive’s death prior to the Benefit Commencement Date or in the event of Executive’s death prior to the expiration of the Payment Term, the entire unpaid balance of the Account as of the date of Executive’s death, including interest accrued thereon to the date of death at the rate prescribed by Section 1.2, shall be paid in a lump sum within sixty (60) days after the date of death to the beneficiary or beneficiaries which Executive has designated in a written notice to the Company. If Executive has not designated a beneficiary, such amount shall be paid to Executive’s estate. Executive may revoke or amend his beneficiary designation from time to time.

2.3    In the event of a “Change in Control” (as defined below) of the Company, the unpaid balance of the Account as of the effective date of such Change in Control, including all interest accrued thereon to the effective date of such Change in Control at the rate prescribed by Section 1.2, shall be immediately due and payable; provided, however, that at any time prior to the effective date of the Change in Control, Executive may elect to have the Deferred Compensation not be paid pursuant to this Section 2.3 and to have the Deferred Compensation continue to be held and distributed according to the other provisions of this Agreement.

Solely for purposes of this Agreement, Change in Control shall be deemed to occur if:

(a) any Person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (“Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following shall not constitute a Change in Control: (i) any acquisition by the Company or any corporation controlled by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by a Person of 20% of the Outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company which, by reducing the number of shares of common stock of the Company outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of the Outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control;

(b) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Company to effect a transaction described in clauses (a), (c), (d) or (e) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (K) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as “Continuing Directors”), cease for any reason to constitute at least a majority thereof;

(c) the consummation by the Company of a merger or consolidation of Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 20% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(d) the stockholders of the Company approve a plan of complete liquidation of the Company; or

(e) the consummation of an agreement (or agreements) providing for the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of the Company or such surviving entity outstanding immediately after such sale or disposition.

3.	Miscellaneous Provisions.

3.1    The Company shall withhold all applicable income taxes and employment taxes from the amounts distributed hereunder as may be required by law.

3.2    Notwithstanding anything contained in this Agreement, in the event that the Internal Revenue Service or any state taxing authority makes a final determination which is not protested or appealed, or after a final determination with respect to any protest or appeal of any such determination, that all or any part of the Deferred Compensation is taxable to Executive prior to the time that such amounts are actually distributed to Executive, the entire unpaid balance of the Account as of the date of such determination, including all interest accrued thereon to the date of such final determination at the rate prescribed by Section 1.2, shall be paid to Executive in a lump-sum within thirty (30) days after the date of such final determination.

3.3    The Account shall not be assignable by Executive and shall not be subject to attachment, lien, levy, or other creditors’ rights under state or Federal law.

3.4    Benefits under this Agreement shall be payable from the general assets of the Company or pursuant to such other means as the Company deems appropriate and Executive shall not be entitled to look to any source for payment of such benefits other than the general assets of the Company.

3.5    The Deferred Compensation and any payments with respect to such amounts shall not constitute compensation for the purposes of any benefit plan or agreement maintained by the Company unless expressly provided otherwise in such plan or agreement.

3.6    Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge Executive at any time for any reason whatsoever, with or without Cause.

3.7    The Company and Executive agree that (i) the provisions of this Agreement constitute a “pension benefit plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) such plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and (iii) the provisions of this Agreement shall be governed by federal law.

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement effective as of the date first written above.

SCPIE MANAGEMENT COMPANY

By:	/S/ DONALD J. ZUK
Its: President

/S/ DONALD P. NEWELL
Donald P. Newell

GUARANTY

1.    FOR VALUE RECEIVED and in consideration for, and as an inducement to Donald P. Newell (the “Executive”) entering into and continuing his performance under an Employment Arrangement dated October 30, 2000, including a Deferred Compensation Agreement dated as of January 1, 2001, with SCPIE Management Company (collectively, the “Agreement”), SCPIE Holdings Inc. (“SCPIE Holdings”) absolutely, irrevocably and unconditionally guarantees to Executive, and his successors and assigns, the full and timely payment by SCPIE Management Company to Executive of the compensation required to be paid and benefits required to be provided by SCPIE Management Company to Executive under said Agreement on the terms and conditions set forth in said Agreement.

2.    This Guaranty is a guaranty of payment, not collection, and Executive shall not be required to first pursue his remedies against SCPIE Management Company but may instead proceed to enforce all of his rights and remedies directly against SCPIE Holdings or against SCPIE Management Company and SCPIE Holdings at the same time. This Guaranty cannot otherwise be terminated or modified without the written consent of Executive. Guarantor hereby waives notice of acceptance of this Guaranty, as well as all demands, presentments, notices of protest and notices of every kind and nature.

3.    If any dispute arises pertaining to this Guaranty, such dispute will be submitted to binding arbitration in accordance with the Rules of the American Arbitration Association before a single neutral arbitrator, such arbitration to take place in Los Angeles, California and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction.

Executed in Los Angeles, California, on October 23, 2002.

SCPIE HOLDINGS INC.

By:	/S/ DONALD J. ZUK
Name: Donald J. Zuk Its: President and Chief Executive Officer

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